Exhibit 99.1

Corporate Headquarters
For Immediate Release		40W267 Keslinger Road
PO Box 393
For Details Contact:		LaFox, IL 60147-0393
Ed Richardson	David J. DeNeve	USA
Chairman and Chief Executive Officer	Senior Vice President and	Phone:	(630) 208-2200
Richardson Electronics, Ltd.	Chief Financial Officer	Fax:	(630) 208-2550
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Electronics Completes Sale of Burtek Systems and the

Security Systems Division to Honeywell

LaFox, IL, Friday, June 1, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that it has completed the sale of Burtek Systems Corporation and the Security Systems Division (SSD) to Honeywell International Inc. for $80 million. Burtek/SSD, a distributor of low voltage products for commercial and residential audio, burglar and fire alarm, CCTV, access control, sound and data/network communications, will now be part of Honeywell’s ADI Global Distribution business and will help expand its footprint throughout North and South America, Europe and Asia Pacific.

“Burtek/SSD has a strong customer service and technical support model with an extremely loyal customer base. As part of ADI Global Distribution, we are pleased that our customers, our vendors and our employees that helped drive the success of Burtek/SSD will now enjoy even greater resources to support their growth,” said Edward J. Richardson, Chairman and CEO.

The sale of Burtek/SSD gives Richardson Electronics the needed capital to invest in and focus on its “Engineered Solutions” businesses.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless and Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.